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                                                                EXHIBIT 11.l.(1)


                  [SUTHERLAND ASBILL & BRENNAN LLP LETTERHEAD]


CYNTHIA M. KRUS
DIRECT LINE: 202.383.0218
Internet:ckrus@sablaw.com

                                  December 8, 2000


Allied Capital Corporation
1919 Pennsylvania Avenue, N.W.
3rd Floor
Washington, D.C.  20006

Ladies and Gentlemen:

         We have acted as counsel to Allied Capital Corporation, a Maryland corporation (the "Company"), in connection with the offering by the Company of up to 4,200,000 shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"). Such offering is the subject of a registration statement on Form N-14 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act") being filed by the Company. The Registration Statement provides that the Common Stock is to be offered in connection with the merger (the "Merger") of BLC Financial Services, Inc. ("BLC") with Allied Capital B Sub Corporation with BLC as the surviving corporation. Shareholders of BLC will receive 0.180 shares of Allied Capital Common Stock for each share of BLC common stock owned by them on the terms and conditions as set forth in the Registration Statement.

         We have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers of the Company as authentic copies of originals, of (i) the Company's charter (the "Charter") and its bylaws (the "Bylaws"), (ii) resolutions of the board of directors of the Company (the "Board") relating to the authorization of the preparation and filing of the Registration Statement and approving the offer and issuance of the Common Stock, and (iii) such other documents as in our judgment were necessary to enable us to render the opinions expressed below.

         In our review and examination of all such documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.


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Allied Capital Corporation

December 8, 2000

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         To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Company as to certain factual matters.

         This opinion is limited to the laws of the State of Maryland, and we express no opinion with respect to the laws of any other jurisdiction. The opinions expressed in this letter are based on our review of the General Corporation Law of Maryland.

         Based upon and subject to the foregoing and our investigation of such matters of law as we have considered advisable, we are of the opinion that:

         1. The Company is a corporation duly incorporated and existing under the laws of the State of Maryland.

         2. Upon the consummation of the Merger, the Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the "Legal Matters" section of the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                             Very truly yours,

                                             SUTHERLAND ASBILL & BRENNAN LLP



                                             By:  /s/ Cynthia M. Krus
                                                  ------------------------------
                                                          Cynthia M. Krus